UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Information required in Proxy Statement Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of 2017 Annual Meeting of Stockholders

Thursday, June 8, 2017

8:00 a.m. local time,

Dallas/Plano Marriott

at Legacy Town Center,

7121 Bishop Road, Plano, Texas 75024

The 2017 Annual Meeting of Stockholders of Rent-A-Center, Inc. will be held on Thursday, June 8, 2017, at 8:00 a.m. local time, at Dallas/Plano Marriott at Legacy Town Center, 7121 Bishop Road, Plano, Texas 75024, for the following purposes:

1.	To elect the three Class II directors nominated by the Board of Directors;

2.	To ratify the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2016, as set forth in the proxy statement;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact other business that properly comes before the meeting.

This notice is being sent to stockholders of record at the close of business on April 24, 2017. Each such holder is entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

The accompanying materials include the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares.

You should have also received a WHITE proxy card and postage-paid return envelope. The WHITE proxy cards are being solicited on behalf of our Board of Directors.

Your vote will be especially important at the Annual Meeting. As you may have heard, Engaged Capital Flagship Master Fund, LP and certain of its affiliates (together, “Engaged”) have notified the Company that Engaged intends to nominate a slate of nominees for election as directors of the Company at the Annual Meeting in opposition to the nominees recommended by Board of Directors. You may receive a proxy statement, proxy card and other solicitation materials from Engaged. The Company is not responsible for the accuracy of any information provided by or relating to Engaged or its nominees contained in the solicitation materials filed or disseminated by or on behalf of Engaged or any other statements Engaged may make.

The Board of Directors does NOT endorse any Engaged nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors. The Board of Directors strongly urges you NOT to sign or return any proxy card sent to you by Engaged. If you have previously submitted a proxy card sent to you by Engaged, you can revoke that proxy and vote for our Board of Directors’ nominees and on other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because of the contested nature of the election of directors of the Company, if you do not give instructions to your broker, your broker will not be able to vote your shares in respect of the election of directors (Proposal 1). We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares for the Board of Directors’ nominee using the WHITE proxy card.

Holders of shares as of the close of business on April 24, 2017, the record date for voting at the Annual Meeting, are urged to submit a WHITE proxy card, even if your shares were sold after such date.

Your vote is important. Even if you plan to attend the Annual Meeting, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail. Instructions regarding all three methods of voting are included in the WHITE proxy card and the proxy statement.

The Company’s Notice of 2017 Annual Meeting of Stockholders and Proxy Statement and 2016 Annual Report are also available at www.okapivote.com/rentacenter. If you have any questions or need assistance voting, please contact Okapi Partners LLC, our proxy solicitor assisting us in connection with the 2017 Annual Meeting.

Stockholders may call toll free at 1-877-259-6290. Banks and brokers may call 212-297-0720.

Thank you in advance for voting and for your support of Rent-A-Center.

By order of the Board of Directors,

Dawn M. Wolverton

Vice President – Assistant General Counsel and Secretary

April [●], 2017

Plano, Texas

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc., on behalf of its Board of Directors (the “Board”), for the 2017 Annual Meeting of Stockholders. This proxy statement and related proxy materials are being mailed to our stockholders on or about April [●], 2017.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For information regarding our 2016 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2016. Page references are supplied to help you find further information in this proxy statement.

Meeting Information

Date & Time: 8:00 a.m. Central time on Thursday, June 8, 2017

Location: Dallas/Plano Marriott at Legacy Town Center, 7121 Bishop Rd., Plano, Texas 75024

Eligibility to Vote: You can vote if you were a stockholder of record at the close of business on April 24, 2017 (see page 4 for information on how to vote)

Voting matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	10
Ratification of Auditors	FOR	21
Advisory Vote on Executive Compensation	FOR	44
Advisory Vote on Frequency of Advisory Vote on Executive Compensation	FOR “1 Year”	44

Your vote is extremely important this year in light of the proxy contest being conducted by Engaged.

You may receive solicitation materials from a dissident stockholder, Engaged Capital Flagship Master Fund, LP and certain of its affiliates (together, “Engaged”), seeking your proxy to vote for nominees of Engaged to become members of the Board of Directors. THE BOARD OF DIRECTORS DOES NOT ENDORSE THE ENGAGED NOMINEES AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY ENGAGED. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ENGAGED, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES LISTED ON THE ENCLOSED WHITE PROXY CARD.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Okapi Partners LLC

(212) 297-0720 or Toll-Free (877) 259-6290

info@okapipartners.com

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Board Nominees (page 10)

The following table provides summary information about each director who is nominated for election at the 2017 Annual Meeting. Each director nominee will serve a three year term expiring at the 2020 annual meeting of stockholders and until their successors are elected and qualified. Information regarding our directors whose terms continue past this year’s stockholder meeting begins on page 11.

Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Public Company Boards
Mark E. Speese	59	1990	• Chairman of the Board and

   Chief Executive Officer

• Founder of the company
with    unparalleled
knowledge of the    business
and rent-to-own    industry

• Extensive operations
experience

• Strong strategic vision for
the    company

						N/A
Jeffery M. Jackson	61	2007	• Financial expertise (former CFO)

• Broad operating and
strategically    oriented
experience

• Established reputation for
leading    teams, developing
and sustaining    business
partnerships and
   identifying strategic
opportunities

				X	Audit (Chair); Finance	N/A
Leonard H. Roberts	68	2006	• Extensive CEO and governance experience in retail sector • Brings a unique perspective on retail marketing to the Board and offers significant financial expertise	X	Compensation (Chair); Finance; Nominating	J.C. Penney, Inc.

Executive Compensation

Principles (page 24)

We generally target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash and is focused on two metrics – profitability and revenue;

•	long-term incentive compensation, which consists of stock options which vest ratably over four years beginning on the first anniversary of the date of grant, restricted stock units which cliff vest after three years, and performance stock units which vest based solely on a relative total shareholder return metric over a three-year measurement period;

•	double trigger severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

Relative Total Shareholder Return (page 29)

Our Compensation Committee has adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units pursuant to our long-term incentive compensation program.

Stock Ownership Guidelines (pages 16 and 31)

We believe that our Board and our management should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our directors, as well as our Chief Executive Officer are subject to equity interest guidelines as described on pages 16 and 31, respectively. In addition, our insider trading policy prohibits our directors and executive officers from engaging in hedging or other derivative transactions involving our common stock. We also do not allow shares of our common stock owned by any of our directors or named executive officers to be pledged.

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Clawback Policy (page 31)

Our Board has adopted a clawback policy applicable to our executive officers as described on page 31.

Pay for Performance (page 24)

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2016 annual cash incentive program, we failed to achieve (i) at least 84% of the EBITDA goal and (ii) at least 96% of the revenue goal, which resulted in no payment of the target bonus amounts attributable to either the EBITDA goal or the revenue target (see the payout schedule below).

We failed to achieve more than 80% of the three-year EBITDA target established in connection with the grant in 2014 of performance-based restricted stock units pursuant to our long-term incentive compensation program. Accordingly, none of the performance-based restricted stock units granted as part of the 2014 long-term incentive compensation awards were earned and no shares were issued to our named executive officers pursuant to such awards.

In 2015, our Compensation Committee adopted relative total shareholder return as the performance metric with respect to performance-based restricted stock units granted pursuant to our long-term incentive compensation program, rather than the EBITDA metric historically used. In connection with this change, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative total stockholder return as compared to the S&P 1500 Specialty Retail Index over a two-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the two-year period ending December 31, 2016, ranked below the 25th percentile, which resulted in no shares vesting.

RENT-A-CENTER - 2017 Proxy Statement	3

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING PROCEDURES

Who may vote?

Stockholders of record as of the close of business on April 24, 2017, the record date for the Annual Meeting, may vote at the meeting. Each share of common stock entitles the holder to one vote per share. As of April 24, 2017, there were 53,196,843 shares of our common stock outstanding.

SEC Rule 14a-13(a)(3) requires that companies give 20 business days’ advance notice of the record date to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise (collectively referred to as “nominee holders”). On April 20, 2017, the Company’s proxy solicitor gave the notifications required by Rule 14a-13(a). The Company’s notices were sent fewer than 20 business days prior to the record date, which did not comply with Rule 14a-13(a)(3), although the Company has confirmed that all of the nominee holders were notified of the record date prior to the record date. Since the purpose of Rule 14a-13(a) is to ensure that nominee holders are provided sufficient notice to permit timely distribution of proxy or other meeting materials to all beneficial owners of shares held through nominee holders, the Company believes that this purpose has been satisfied notwithstanding the shortened notice period.

What constitutes a quorum?

The holders of at least a majority of our outstanding shares of common stock entitled to vote at the annual meeting must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists. Due to the contested nature of the annual meeting, broker non-votes (as discussed below) will not be considered present and entitled to vote for the purpose of determining the presence of a quorum at the meeting.

How do I vote?

You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

•	by mail – if you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the enclosed WHITE proxy card in the enclosed envelope;

•	on the Internet, by visiting the website shown on the Notice or the enclosed WHITE proxy card and following the instructions; or

•	by telephone, by calling the toll-free telephone number shown on the Notice or the enclosed WHITE proxy card and following the instructions.

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or telephone by following the instructions provided on the enclosed WHITE proxy card.

How will the proxies be voted?

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” each of the Board’s nominees for Class II director;

•	“FOR” the ratification of the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2017;

•	“FOR” the resolution approving the compensation of the named executive officers for the year ended December 30, 2016, as set forth in the proxy statement; and
•	“FOR” the option of “1 Year” for future advisory votes on executive compensation.

The proxy holders will use their discretion on any other matters that properly come before the meeting. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above. If you are voting on the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern time on June 7, 2017, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 5:00 p.m., Central time, on June 5, 2017.

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QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive multiple proxy cards?

Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the meeting, we recommend that you vote every WHITE proxy card you receive.

Additionally, please note that Engaged has stated its intention to nominate three alternative director nominees for election at the Annual Meeting. If Engaged proceeds with its alternative nominations, you may receive proxy solicitation materials from Engaged, including an opposition proxy statement and a proxy card. Your Board unanimously recommends that you disregard and do not return any proxy card you receive from Engaged. Voting to “withhold” with respect to any Engaged nominee on a proxy card sent to you by Engaged is not the same thing as voting for your Board’s nominees because a vote to “withhold” with respect to any Engaged nominee on its proxy card will revoke any proxy previously submitted.

If you have already voted using Engaged’s proxy card, you have every right to change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call the company’s proxy solicitor, Okapi Partners LLC. Stockholders may call toll free at (877) 259-6290. Banks and brokers may call collect at (212) 297-0720.

How may I revoke my proxy?

You may change your vote or revoke your proxy at any time before or at the Annual Meeting (in each case, before the vote at the Annual Meeting) by:

•	Delivering a signed, written revocation letter, dated later than the proxy, to Dawn M. Wolverton, Vice President – Assistant General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

•	Delivering a signed proxy, dated later than the first one, to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036;

•	Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone; or

•	Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

If you have previously signed a proxy card sent to you by Engaged, you may change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card. Submitting an Engaged proxy card – even if you withhold your vote on the Engaged nominees – will revoke any votes you previously made via our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card and not return any proxy card that you may receive from Engaged, even as a protest.

How many votes must each proposal receive to be adopted?

Proposal 1: Election of Directors. Under our Bylaws, because we have received notice from Engaged that it intends to nominate persons for election to the Board, the provisions of our Bylaws relating to majority voting for directors will not be applicable to the Annual Meeting and, pursuant to the Bylaws, directors will be elected by plurality voting at the Annual Meeting.

Under plurality voting, the three nominees for director who receive the most votes of all votes cast for directors will be elected. If you do not vote for a particular nominee, or if you indicate on your proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee. In addition, if you hold shares through a broker-dealer, bank nominee, custodian or other securities intermediate, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee. Abstentions and broker non-votes do not constitute a vote “for” or “against” a director.

It will NOT help elect your Board’s nominees if you sign and return a proxy card sent by Engaged, even if you withhold on their director nominees using Engaged’s proxy card. Doing so will cancel any previous vote you may have cast on our WHITE proxy card. The only way to support your Board’s nominees is to vote FOR the Board’s nominees on our WHITE proxy card and to disregard, and not return, any proxy card that you receive that is not a WHITE proxy card, including any proxy card that you receive from Engaged.

Pursuant to our Bylaws, written notice by stockholders of qualifying nominations for election to our Board of Directors must have been received by our Secretary by March 6, 2017. We did not receive any such nominations other than the nominations from Engaged, and no other nominations for election to our Board may be made by stockholders at the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING PROCEDURES

If for some reason any of the Board’s director nominees are unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the WHITE proxy card, your shares will be voted in favor of the Board’s remaining nominees. As of the date of the Notice of Annual Meeting of Stockholders, we knew of no reason why any of the Board’s nominees would be unable or for good cause unwilling to serve as a director if elected.

Proposal 2: Ratification of the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2017. A majority of the votes cast is required to ratify KPMG as our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify KPMG.

Proposal 3: Advisory vote on executive compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” the advisory resolution on executive compensation.

Proposal 4: Advisory vote on frequency of advisory votes on executive compensation. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the option (1 year, 2 year or 3 years) receiving the greatest number of “for” votes will be considered the frequency recommendation by stockholders. Broker non-votes and abstentions will not affect the outcome of the vote.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will not be included in determining whether a quorum exists.

Your bank or broker is not permitted to vote your uninstructed shares in the election of directors on a discretionary basis. Because of the contested nature of the proposal for election of Directors, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of directors (Proposal 1). To be sure your shares are voted in the manner you desire, we urge you to instruct your broker how to vote your shares.

Who is soliciting this proxy?

The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic mail or personal interview. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We have engaged Okapi Partners, a proxy solicitation firm, to assist in the solicitation of proxies.

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BACKGROUND OF THE SOLICITATION

The following is a chronology of material communications and events leading up to this proxy solicitation.

From time to time during 2016, the Company’s management had telephone calls and other communications with representatives of Engaged to discuss the Company’s operations and other matters relating to the Company’s business.

On December 5, 2016, Mr. Glenn Welling, Engaged’s Chief Investment Officer, contacted Mr. Mark Speese, the Company’s Chairman of the Board. The parties discussed the opportunities for, and challenges to, creating stockholder value at the Company.

On December 7, 2016, the Company’s Board of Directors received a letter from Engaged. The letter proposed various actions that Engaged determined the Company’s Board should consider to create stockholder value. Engaged urged the Company to immediately explore all available strategic opportunities (including a possible sale of the Company). Engaged also disclosed in the letter that it owned over 4% of the outstanding shares of the Company’s common stock, making it a top five stockholder.

On December 16, 2016, Mr. Speese contacted Mr. Welling to respond to Engaged’s letter and to offer to arrange an in-person meeting.

On January 9, 2017, the Company announced that Mr. Robert Davis resigned his position as Chief Executive Officer and a director of the Company, and Mr. Speese was named interim Chief Executive Officer of the Company (each effective January 9, 2017). On that same date, Mr. Speese contacted Mr. Welling to notify him of the resignation of Mr. Davis and to reschedule the proposed in-person meeting between the parties.

On January 17, 2017, Mr. Welling contacted Mr. Speese and members of the Company’s management. The parties discussed the Company’s business outlook and a potential review of strategic alternatives.

On January 27, 2017, Mr. Welling and another member of Engaged’s management team had an in-person meeting with Mr. Speese and Mr. Steven Pepper, Chairman of the Finance Committee of the Board of Directors of the Company. At this meeting, the attendees discussed the Company’s operational performance and related matters, and Engaged proposed that it be allocated one Board seat to assist in evaluating the Company’s strategic alternatives (the “January 27th Proposals”).

On January 29, 2017, Mr. Welling contacted Mr. Speese by email to provide a draft of Engaged’s Schedule 13D filing.

On January 30, 2017, Engaged filed its Schedule 13D with the SEC reporting that it beneficially owned approximately 9.9% of the then-outstanding shares of the Company’s common stock and had an economic exposure representing approximately 12.9% of the outstanding shares of the Company.

On January 30, 2017, Mr. Pepper contacted Mr. Welling to provide him with a summary of the reaction of the Company’s Board of Directors to the January 27th Proposals.

On February 3, 2017, Mr. Welling contacted Mr. Pepper to provide an update on Engaged’s activity following its recent Schedule 13D filing.

On February 8, 2017, Mr. Welling and Mr. Pepper exchanged telephone calls to discuss the Company’s proposed response to the Schedule 13D filing by Engaged, the Company’s request to extend the date for its response to Engaged regarding the January 27th Proposals, and Engaged’s desire to be allocated multiple Board seats if a review of strategic alternatives did not result in a sale of the Company.

On February 9, 2017, Mr. Welling contacted Mr. Pepper to formally reject the proposed extension of the date for the Company’s response to Engaged’s January 27th Proposals.

On February 14, 2017, Engaged published a letter addressed to the Company’s Board of Directors calling for a review of strategic alternatives. The letter explained that a review of strategic alternatives was necessary to fully evaluate the Company’s corporate strategy and structure, and that the most logical and attractive outcome was a sale of the Company. Further, Engaged noted that, if necessary, it was prepared to nominate a competing slate of director candidates at the Company’s upcoming annual meeting of stockholders.

On February 14, 2017, the Company responded to Engaged’s letter. The Company explained that it was attempting to work constructively with Engaged to consider and evaluate opportunities to drive enhanced value. The Company also explained that its Board of Directors was currently composed of highly qualified directors, a majority of whom are independent, all of whom are actively engaged and possess strong retail, finance, marketing, technology, strategic planning and/or C-suite expertise critical to the Company’s business.

On February 15, 2017, members of the Engaged team contacted Mr. Speese and other members of the Company’s management to discuss updates regarding the Company’s operational results.

On February 23, 2017, Engaged delivered to the Company a Notice of Stockholder Nominations of Individuals for Election as Directors at the 2017 Annual Meeting of Stockholders of the Company (the “Notice of Stockholder Nominations”) and a letter to the Company’s Board of Directors notifying the Company that Engaged would be nominating five candidates for election to the Company’s Board of Directors at the Annual Meeting for the three director seats up for election at that meeting. The letter to the Board of Directors, which Engaged released to the public on the date it was sent to the Company, reiterated Engaged’s call for the Company to hire an advisor to initiate the evaluation of strategic alternatives.

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BACKGROUND OF THE SOLICITATION

On February 23, 2017, the Company issued a press release responding to Engaged’s Notice of Stockholder Nominations and letter to the Board. The Company acknowledged Engaged’s intent to nominate directors, and reiterated the independent and highly qualified Board already in place. The Company further stated that its management team was taking decisive and immediate action to drive operational improvements at the Company.

On February 28, 2017, the Company (through its outside legal counsel) sent a letter to Mr. William Butler, a nominee put forth by Engaged, noting that the Company was concerned that Section 8 of the Clayton Act (a federal law relating to competitive interlocks between two companies) may be violated if Mr. Butler (a director and executive officer of A Team Leasing (“ATL”), a company that operates over 70 rent-to-own stores) were to ultimately serve on the Company’s Board of Directors. To ensure that the Company (a) satisfied its obligation to diligently and comprehensively evaluate the facts concerning the potential implications of the Clayton Act, and (b) fully understands the conflict of interest, fiduciary duties and corporate governance impact of having an officer and director of a competitor on the Company’s Board, the Company requested information regarding ATL necessary to conduct its due diligence.

From March 1, 2017 to March 31, 2017, outside legal counsel for the Company and counsel for Mr. Butler communicated several times regarding the Company’s concerns regarding Mr. Butler. While Mr. Butler and its counsel have provided certain information relating to ATL to the Company’s counsel, Mr. Butler has yet to provide the Company or its counsel with all relevant information that the Company deems necessary to determine if Mr. Butler’s association with ATL could possibly result in a violation of the Clayton Act or be contrary to general principles of good corporate governance should he ultimately be elected to the Company’s Board of Directors.

On February 28, 2017, the Company (through its outside legal counsel) sent a letter to Mr. Mitchell Fadel, a former executive officer of the Company and nominee put forth by Engaged. In that correspondence (and subsequent communications), the Company noted that in the Notice of Stockholder Nominations provided by Engaged to the Company, it was disclosed that Mr. Fadel had entered into a consulting agreement with Engaged on February 23, 2017 (the “Engaged Consulting Agreement”), pursuant to which Engaged agreed to pay him $25,000 and Mr. Fadel agreed to perform certain consulting, advisory and other services to Engaged with respect to its nomination of individuals for election to the Company’s Board. The Company informed Mr. Fadel that the Consulting Agreement was inconsistent with, and likely a violation of, his obligations under that certain Loyalty and Confidentiality Agreement (the “Loyalty Agreement”), dated September 6, 2013, between Mr. Fadel and the Company. In accordance with the provisions of the Loyalty Agreement, and to protect the possible loss or dissemination of confidential information regarding the Company in connection with the Engaged Consulting Agreement, the Company demanded that the Engaged Consulting Agreement be terminated.

From March 7, 2017 to March 30, 2017, outside legal counsel for the Company and legal counsel for Mr. Fadel communicated several times regarding the Engaged Consulting Agreement, and during that period of time the Company brought an arbitration demand against Mr. Fadel regarding alleged breach of the Loyalty Agreement. Ultimately, Mr. Fadel terminated the Engaged Consulting Agreement as requested and the Company subsequently abandoned its arbitration demand against Mr. Fadel.

On March 3, 2017, the Company (through its outside legal counsel) sent a letter to Engaged in response to the Notice of Stockholder Nominations and supporting documentation. In its response, the Company raised its concerns regarding Messrs. Butler and Fadel and noted that the nomination documentation provided by Engaged for its nominees did not, in the view of the Company, conform with the Company’s bylaws. Later that day, Engaged resubmitted nomination documentation for its nominees in a form purporting to be in conformity with the requirements of the Company’s bylaws.

On March 5, 2017, the Company (through its outside counsel) sent a letter to Engaged acknowledging receipt of the revised nomination documentation for the Engaged nominees for director and reiterated its concerns regarding Messrs. Butler and Fadel.

On March 6, 2017, Engaged filed suit against the Company and each member of the Board of Directors in the Court of Chancery of the State of Delaware asserting certain claims resulting from the Company requiring that Engaged submit nomination documentation for its nominees in conformity with the Company’s bylaws.

On March 15, 2017, Mr. Pepper communicated with Mr. Welling of Engaged, during which conversation Mr. Pepper proposed adding two of Engaged’s nominees to the Company’s Board of Directors by filling two board positions that were currently vacant.

On March 16, 2017, Mr. Welling contacted Mr. Pepper by telephone and proposed that three of Engaged’s nominees should be added to the Company’s Board of Directors. During this conversation, in addition to advocating for an outright sale of the Company, Mr. Welling also suggested that the Company’s Board of Directors seek stockholder approval to declassify the Board.

On March 21, 2017, the Company informed Engaged, that upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Company, the Company’s Board would nominate Mark E. Speese, Leonard H. Roberts and Jeffery M. Jackson (the “Class II Directors”) for the three Class II Director positions to be elected by the stockholders at the Company’s 2017 Annual Meeting of Stockholders.

On March 23, 2017, Engaged filed an amended Schedule 13D with the SEC reporting that it beneficially owned approximately 16.9% of the then-issued and outstanding shares of the Company’s common stock and had an economic exposure representing approximately 20.5% of the outstanding shares of the Company.

On March 28, 2017, the Company disclosed that it adopted a Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC. The Rights Agreement generally limits ownership of the Company’s shares to less than 15% of the

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BACKGROUND OF THE SOLICITATION

Company’s outstanding shares. Persons or groups that beneficially own 15% or more of the outstanding common stock of the Company prior to the Company’s announcement of the Rights Agreement will not cause the rights under that agreement to be exercisable until such time as those persons or groups become the beneficial owner of any additional shares of the common stock of the Company (other than by reason of a stock dividend, stock split or other corporate action effected by the Company in which all holders of common stock are treated equally).

On March 28, 2017, Engaged sent a letter to the Company requesting an exemption to the Rights Agreement, whereby Engaged would be permitted to acquire actual beneficial ownership of up to 19.9% of the Company’s outstanding shares and overall beneficial ownership (as defined under the Rights Agreement) of up to 24.9% of the Company’s outstanding shares.

On March 31, 2017, the Company acknowledged receipt of Engaged’s request for an exemption under the Rights Agreement.

On April 10, 2017, the Company announced that Mr. Speese was named Chief Executive Officer of the Company, effective as of that date.

On April 11, 2017, the Company filed its preliminary proxy statement in connection with its 2017 Annual Meeting of Stockholders.

On April 17, 2017, Engaged filed an amendment to its Schedule 13D disclosing the withdrawal of its nomination of Mr. Butler for election to the Company’s Board of Directors at the 2017 Annual meeting of Stockholders.

On April 20, 2017, Engaged filed an amendment to its Schedule 13D disclosing the withdrawal of its nomination of Ms. Carol A. McFate for election to the Company’s Board of Directors at the 2017 Annual Meeting of Stockholders.

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PROPOSAL ONE:	ELECTION OF DIRECTORS

What is the organizational structure of the Board?

The number of directors currently constituting our entire Board is nine. Two of the Board seats are vacant. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

How many directors are to be elected?

Three Class II directors are to be elected by our stockholders.

Who are the board nominees?

Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts to be re-elected as Class II directors by the stockholders. Each of Messrs. Speese, Jackson and Roberts has agreed to stand for re-election. However, should any of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that any of Messrs. Speese, Jackson or Robert will be unable or unwilling to serve if elected, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.

We urge you to vote “FOR” each of Mr. Speese, Mr. Jackson and Mr. Roberts

The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of our Board’s three nominees for Director. Engaged has provided the Company with notice that it intends to nominate individuals for election as directors at the Annual Meeting. As a result, the election of directors is considered a contested election, and the three nominees receiving the largest pluralities of the votes cast will be elected.

The Board unanimously recommends that you disregard any proxy card that may be send to you by Engaged. Voting AGAINST Engaged’s nominees on its proxy card is NOT the same as voting FOR our Board’s nominees, because a vote against Engaged’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Engaged, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Mark E. Speese Chairman of the Board and Chief Executive Officer Age: 59 Director Since: 1990 Committees Served: None

Mr. Speese was named Chief Executive Officer effective as of April 10, 2017, has served as the Chairman of the Board since October 2001 and as one of the Company’s directors since 1990. Mr. Speese also served as the Company’s Interim Chief Executive Officer from January 9, 2017 to April 10, 2017. Mr. Speese has extensive experience in the rent-to-own industry and has been an integral part of the Company since it was started in 1986. Mr. Speese previously served as the Company’s Chief Operating Officer from November 1994 until March 1999, the Company’s President from 1990 until April 1999, the Company’s Vice Chairman of the Board from September 1999 until March 2001 and the Company’s Chief Executive Officer from October 2001 until January 2014.

As a founder of our company, Mr. Speese brings leadership, unparalleled knowledge of our business and the rent-to-own industry, extensive operations experience, and a stong strategic vision for our company to the Board. We believe Mr. Speese’s service as our Chairman and his previous tenure as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Jeffery M. Jackson Independent Director Age: 61 Director Since: 2007 Committees Served: Audit & Risk (Chair); Finance

Mr. Jackson is Managing Director of Thayer Ventures, a venture capital company investing in technology companies that serve the travel industry. Mr. Jackson served as the Executive Vice President – Corporate Business Development of Sabre Holdings, Inc., a travel technology company, from August 2009 to March 2012, and previously served as its Executive Vice President – Chief Financial Officer from 1998 to August 2009. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson also serves as a director of tripBAM, Inc., ID90T, Inc., Booking Pal, Inc., Options Away, Inc. and Traxo, Inc.

Mr. Jackson’s established reputation for leading teams, developing and sustaining business partnerships and identifying strategic growth opportunities provides our Board with the skills necessary to evaluate, assess and transform our business. In addition, Mr. Jackson has multiple public and private board experiences in a variety of industries that provides our Board with new perspectives.

Leonard H. Roberts Independent Director Age: 68 Director Since: 2006 Committees Served: Compensation (Chair); Nominating & Corporate Governance; Finance

Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is currently a director of J.C. Penney, Inc. and Texas Health Resources.

We believe that Mr. Roberts’ experience as a former Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board, as well as significant financial expertise. We also believe that Mr. Roberts’ background as a board chairman brings significant corporate governance knowledge, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

Our Board of Directors recommends that you vote “FOR” each of the Board nominees.

Who are the continuing members of the Board?

The terms of the following four members of our Board will continue past this year’s stockholder meeting.

Term to Expire at the 2018 Annual Meeting:

Michael J. Gade Independent Director Age: 65 Director Since: 2005 Committees Served: Compensation; Nominating & Corporate Governance (chair)

Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. Mr. Gade also serves as a strategic advisor to The Boston Consulting Group. A founding partner of Challance Group, LLP, Mr. Gade has over 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President,

Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Prior to 2000, Mr. Gade was a Senior Partner and Chairman of the Retail Consumer Product Practice at Coopers & Lybrand (now part of PricewaterhouseCoopers). Mr. Gade also serves on the Board of Directors of The Crane Group.

We believe that Mr. Gade’s significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Rishi Garg Independent Director Age: 39 Director Since: 2016 Committees Served: None

Mr. Garg is currently a Partner at the Mayfield Fund, a Silicon Valley based early stage venture capital firm. Prior to Mayfield, Mr. Garg served as Vice President of Corporate Development and Strategy at Twitter, Inc. from May 2014 to July 2015. Earlier, Mr. Garg served as the Head of Corporate Development at Square, Inc. from 2012 to May 2014, and co-founder and Vice President, Business Development at FanSnap from 2007 to December 2011.

We believe Mr. Garg’s strong background and experience in technology-enabled services, emerging financial technology, and digital media will provide an important perspective to our board as we continue to expand our own technology and e-commerce initiatives.

J. V. Lentell Independent Director Age: 78 Director Since: 1995 Committees Served: Nominating & Corporate Governance; Compensation

Mr. Lentell served as our Lead Director from April 2009 until January 2014. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993.

During his 20 year tenure on our Board, including as our Lead Director from April 2009 until January 2014, Mr. Lentell has provided demonstrated leadership to our Board. Mr. Lentell’s service on all Board committees during some period of that time provides him with a deep understanding of the Company and its growth history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Lentell has extensive knowledge of the capital markets and finance issues from his over 50 years of experience in the banking industry which we believe is important to the Board’s discussions of our capital and liquidity needs. Further, Mr. Lentell’s experience as a board member of various private companies and civic and charitable organizations, including service on the audit, finance, compensation and governance committees of such organizations (in some cases as the chairman), provides our Board and committees with significant insight into compensation, governance and risk management issues.

Term to Expire at the 2019 Annual Meeting:

Steven L. Pepper Independent Director Age: 54 Director Since: 2013 Committees Served: Audit & Risk; Finance (Chair)

In 2011, Mr. Pepper retired as President of Yum Brands Mexico, a position he had held since 2001. Over the course of his twenty-year career with Yum, Mr. Pepper was responsible for the company’s businesses in Europe, Africa and Brazil, as well as serving in key financial positions in the United States and Latin America. From 2006 to 2011, Mr. Pepper was also a member of Yum’s Partners Council, a leadership group comprised of the company’s twenty top executives. Since retiring from Yum,

Mr. Pepper has served as an advisor to a number of private equity groups regarding investments in Latin America. Mr. Pepper also serves on the Advisory Board of Colombia’s leading diversified restaurant and food services company, a division of Grupo Nutresa.

Mr. Pepper’s experience in oversight responsibility for international operations and expansion, particularly in Mexico, is critical to the Board’s consideration of our international operations. In addition, Mr. Pepper possesses particular knowledge and experience in a variety of areas, including accounting and financial matters, franchise operations, marketing, international markets, and global market entry that strengthens the Board’s collective knowledge, capabilities and experience.

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BOARD INFORMATION

Skills and Qualifications of Board of Directors

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2017, each of our non-employee directors completed a questionnaire which inquired as to their (and those of their immediate family members) relationship with us and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaires, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2017, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Rishi Garg, Jeffery M. Jackson, J.V. Lentell, Steven L. Pepper, and Leonard H. Roberts. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
Michael J. Gade	Yes	None
Rishi Garg	Yes	None
Jeffery M. Jackson	Yes	None
J.V. Lentell	Yes	Our banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	None
Steven L. Pepper	Yes	None

Board Leadership Structure

Our Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our independent directors bring experience, oversight and expertise from outside the company and rent-to-own industry, while the Chief Executive Officer brings company- and industry-specific experience and expertise. Our Board believes that our

Chief Executive Officer is best situated to serve as Chairman because, as a founder of our company, he is the director most familiar with our business and the rent-to-own industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board.

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BOARD INFORMATION

Lead Director

As part of the Company’s corporate governance practices, our Board has created a Lead Director position. The duties of the Lead Director as established by the Board include (i) serving as the chairman of executive sessions of the Board, (ii) consulting with our Chairman and Chief Executive Officer on matters to be addressed at Board meetings, (iii) facilitating information flow and communication among the directors, and (iv) performing such other duties as may be specified by the Board. Mr. Pepper serves as our Lead Director.

Our Board will review its determination to combine the roles of Chairman and Chief Executive Officer periodically or as circumstances and events may require.

Board Meetings; Executive Session

During 2016, our Board met 8 times, including regularly scheduled and special meetings. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.

Our independent directors meet in executive session at each in-person meeting of the Board. Prior to March 2, 2017, Mr. Gade presided over such executive sessions. Mr. Pepper, our Lead Director, chairs executive sessions of the independent directors after March 2, 2017.

Role of the Board in Risk Oversight

Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

Board Committees

The standing committees of the Board during 2016 included the Audit & Risk Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Finance Committee. Each of the standing committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit & Risk Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the SEC or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally, and (6) our risk management practices. The Audit & Risk Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit & Risk Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our code of ethics. In addition, the Audit & Risk Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our independent auditors).

The Board has adopted a charter for the Audit & Risk Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit & Risk Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2016, the Audit & Risk Committee held 15 meetings. All members of the Audit & Risk Committee are “independent” under SEC and Nasdaq rules. In addition, the Board has determined that each of Mr. Jackson and Mr. Pepper is an “audit committee financial expert” as defined by SEC rules and Mr. Garg

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BOARD INFORMATION

meets the financial sophistication requirements of Nasdaq. Members: Mr. Jackson, Chairman, Mr. Garg and Mr. Pepper.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Financial Officer, and each of our Executive Vice Presidents, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis – Compensation Process” beginning on page 24 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See “Compensation Discussion and Analysis – Compensation Process” beginning on page 24 of this proxy statement. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.

The Compensation Committee held five meetings in 2015, and acted by unanimous written consent once. All members of the

Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Gade and Mr. Lentell.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. In addition, the Nominating and Corporate Governance Committee directs the succession planning efforts for the Chief Executive Officer and reviews management’s succession planning process with respect to our other senior executive officers.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2016, the Nominating and Corporate Governance Committee held four meetings. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. Members: Mr. Gade, Chairman, Mr. Lentell and Mr. Roberts.

The Finance Committee assists the Board in fulfilling its responsibilities by reviewing and advising the Board with respect to the financial policies, capital structure and operating plans that support our mission, values and critical growth initiatives.

The Board has adopted a written charter for the Finance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Finance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2016, the Finance Committee held three meetings. A majority of the members of the Finance Committee must be independent. Members: Mr. Pepper, Chairman, Mr. Jackson, and Mr. Roberts.

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DIRECTOR COMPENSATION

The Compensation Committee engaged Hay Group, Inc. (“Hay Group”) to advise it with respect to the compensation paid to our non-employee directors as compared to similarly situated public companies. Based on such input from Hay Group, in September 2015, the Compensation Committee recommended no changes to the compensation program for non-employee directors.

Cash Compensation

During 2016, each non-employee director received an annual retainer of $50,000. Additionally, each non-employee director receives $2,500 for each Board meeting attended in person and is reimbursed for his or her expenses in attending such meetings. In addition to such compensation, additional annual retainers are paid as follows:

Position	Annual Retainer
Chairman of the Board	$125,000
Lead Director	$30,000
Chairperson of the Audit & Risk Committee	$16,000
Other members of the Audit & Risk Committee	$9,000
Chairperson of the Compensation Committee	$12,000
Other members of the Compensation Committee	$6,000
Chairperson of the Nominating and Corporate Governance Committee	$8,000
Other members of the Nominating and Corporate Governance Committee	$6,000
Chairperson of the Finance Committee	$8,000
Other members of the Finance Committee	$6,000

All retainers are payable in cash, in four equal installments on the first day of each quarter. Mr. Speese ceased receiving cash compensation for his service as a director effective as of January 9, 2017.

Equity Compensation

Our non-employee directors receive a deferred stock award pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) on the first business day of each year. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. All of our non-employee directors serving on January 4, 2016 were granted deferred stock units valued at $100,000 on that date.

Director Equity Interest Guideline

Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director. Each of Mr. Gade, Mr. Jackson, Mr. Lentell, Mr. Pepper, Mr. Roberts, and Mr. Speese have met the foregoing guideline. Mr. Garg was appointed to the Board in March 2016.

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DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation of our non-employee directors during 2016:

Director Compensation for 2016

Name	Fees Earned or Paid in Cash(1)	Deferred Stock Award(2)	Total
Michael J. Gade	$74,000	$100,000	$174,000
Rishi Garg(3)	$57,556	$-0-	$57,556
Jeffrey M. Jackson	$84,500	$100,000	$184,500
J.V. Lentell	$76,750	$100,000	$176,750
Steven L. Pepper	$79,500	$100,000	$179,500
Leonard H. Roberts	$83,500	$100,000	$183,500
Mark E. Speese	$186,923	$100,000	$286,923
(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director with respect to services rendered in 2016.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note M to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017. On January 4, 2016, each then current non-employee director was granted 6,681 deferred stock units. Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are fully vested and non-forfeitable. The common stock will be issued to the director upon the termination of his or her service as a member of our Board.

(3)	Mr. Garg was appointed to fill a vacancy on the Board on March 9, 2016.

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CORPORATE GOVERNANCE

General

Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

•

a code of business conduct and ethics applicable to all of our Board members, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

•	procedures regarding stockholder communications with our Board and its committees;

•	separation of the Chairman and CEO roles prior to March 2, 2017, and a Lead Director position thereafter;

•	a majority voting standard in non-contested elections for directors;

•	a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

•	provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

•	written charters for its Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the

“Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Stockholder Communications with the Board

Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

•	By Telephone: (972) 624-6210

•	By Mail: Rent-A-Center, Inc.

         Attn: Compliance Officer

         5501 Headquarters Drive

         Plano, Texas 75024

•	By E-Mail: RAC.Board@rentacenter.com

Procedures for Reporting Accounting Concerns

The Audit & Risk Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

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CORPORATE GOVERNANCE

Director Nominations

Director Nominees

Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance

Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experience with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Committee carefully considers diversity when evaluating nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

Advance Resignation Policy

As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations

In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by a stockholder, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by a stockholder, Article I, Section 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special

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CORPORATE GOVERNANCE

meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made (if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting). The notice to our Secretary must set forth, among other things:

•	the name & address of the stockholder and/or beneficial owner making such nomination;

•	class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

•	any derivative interests held by such stockholder and/or beneficial owner;

•	proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

•	short interest position of such stockholder and/or beneficial owner, if any;

•	dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

•	proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements;

•	performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument;

•

with respect to each proposed stockholder nominee, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and

•

with respect to each proposed stockholder nominee, a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee.

In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting, and such update and supplement must be delivered to our Secretary not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting in the case of the update and supplement required to be made as of 10 business days prior to the meeting. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided to our Secretary in accordance with the time period prescribed for the notice to our Secretary described above:

•	a questionnaire furnished by our Secretary and completed by the proposed nominee; and

•

the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

The above description of the requirements that stockholders must comply with when recommending candidates for our Board is a summary only, and stockholders interested in nominating candidates to our Board are encouraged to closely review our Bylaws.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2016 Annual Meeting of Stockholders.

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PROPOSAL TWO:	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

The Audit & Risk Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2016 and 2015 provided by KPMG were pre-approved by the Audit & Risk Committee. The Audit & Risk Committee has considered whether the provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining KPMG’s independence. The Audit & Risk Committee has determined that the rendering of non-audit services by KPMG during the years ended December 30, 2016 and 2015, was compatible with maintaining such firm’s independence.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. The Audit & Risk Committee believes it to be in the best interests of our stockholders to retain, and has retained, KPMG as our independent registered public accounting firm for the year ending December 31, 2017. If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to continue the retention of KPMG. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit & Risk Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit & Risk Committee’s analysis of this information, the Audit & Risk Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Representatives of KPMG will attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The aggregate fees billed by KPMG LLP for the years ended December 31, 2016 and December 31, 2015, for the professional services described below are as follows:

	2016	2015
Audit Fees[1]	$1,822,000	$1,665,000
Audit-Related Fees[2]	$76,150	$268,400
Tax Fees[3]	$86,000	$90,000
All Other Fees[4]	$15,000	$-0-
(1)

Represents the aggregate fees billed by KPMG for (a) professional services rendered for the audit of our annual financial statements for 2016 and 2015, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2016 and 2015, and (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC.

(2)

Represents the aggregate fees billed by KPMG for 2016 and 2015 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These services comprise engagements related to employee benefit plans and other matters.

(3)

Represents the aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning. In 2016, this amount consists of fees related to federal research tax credits, fixed asset study, and international tax advice and planning. In 2015, this amount consists of fees related to federal research tax credits and international tax advice and planning.

(4)	Represents the aggregate fees billed by KPMG for services related to a registration statement on Form S-8.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit & Risk Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit & Risk Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit & Risk Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit & Risk Committee discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit & Risk Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2016 with management and the independent auditors. Management is responsible for the

Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit & Risk Committee’s responsibility is to monitor and review these processes. The members of the Audit & Risk Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that each of Jeffery M. Jackson and Steven L. Pepper is an “audit committee financial expert” as defined by SEC rules.

The Audit & Risk Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit & Risk Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit & Risk Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

AUDIT & RISK COMMITTEE

Jeffery M. Jackson, Chairman

Rishi Garg

Steven L. Pepper

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EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position
Mark E. Speese	59	Chief Executive Officer
Maureen B. Short	42	Interim Chief Financial Officer
Mark E. Denman	44	Executive Vice President — Acceptance Now
Fred E. Herman	60	Executive Vice President — Accounting & Global Controller
Christopher A. Korst	57	Executive Vice President — Chief Administrative Officer & General Counsel
James E. York	48	Executive Vice President — RTO Domestic

Mark E. Speese. Mr. Speese was named Chief Executive Officer effective as of April 10, 2017, has served as the Chairman of the Board since October 2001 and as one of the Company’s directors since 1990. Mr. Speese also served as the Company’s Interim Chief Executive Officer from January 9, 2017 to April 10, 2017. Mr. Speese has extensive experience in the rent-to-own industry and has been an integral part of the Company since he founded it in 1986. Mr. Speese previously served as the Company’s Chief Operating Officer from November 1994 until March 1999, the Company’s President from 1990 until April 1999, the Company’s Vice Chairman of the Board from September 1999 until March 2001 and the Company’s Chief Executive Officer from October 2001 until January 2014.

Maureen B. Short. Ms. Short was named Interim Chief Financial Officer effective as of December 2, 2016, served as Senior Vice President – Finance, Investor Relations and Treasury since November 2014, as Senior Vice President – Finance, Analytics and Reporting from March 2013 until November 2014, and as Vice President – Finance, Analytics and Reporting from August 2010 until March 2013.

Mark E. Denman. Mr. Denman was named Executive Vice President – Acceptance Now in March 2015. Mr. Denman previously served as our Senior Vice President – Acceptance Now from January 2014 to February 2015, one of our division vice presidents (RTO) from September 2013 to December 2013, and one of our division vice presidents (Acceptance Now) from August 2011 to September 2013. Mr. Denman joined the company in December 2010 in connection with our acquisition of The Rental Store, Inc.

Fred E. Herman. Mr. Herman was named Executive Vice President – Accounting and Global Controller in July 2014, after serving as Executive Vice President – Shared Services since January 1, 2014. Mr. Herman served as the Chief Risk and Compliance Officer from May 2011 until December 2013, as the Vice President of Internal Audit from January 2005 until May 2011 and as the Director of Internal Audit from April 2003 until January 2005. From 1980 to 2003, Mr. Herman worked in public accounting and in internal audit with several public companies.

Christopher A. Korst. Mr. Korst was named Executive Vice President – Chief Administrative Officer and General Counsel in July 2014, after previously serving as Executive Vice President – Chief Administrative Officer since January 1, 2014. Previously, Mr. Korst served as Executive Vice President – Domestic Operations from May 2012 to December 2013, as our Executive Vice President – Operations from January 2008 until April 2012, and as our Senior Vice President – General Counsel from May 2001 to January 2008. Mr. Korst also served as our Secretary from September 2004 until January 2008. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

James E. York. Mr. York was named Executive Vice President – RTO Domestic effective as of July 14, 2016. Mr. York previously served as Divisional Vice President – RTO Domestic from October 2007 to July 2016. Mr. York began his employment with us in 1994 as a customer account representative. Before being promoted to Divisional Vice President, Mr. York held the positions of Assistant Manager, Store Manager, District Manager and Regional Director.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2017 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Leonard H. Roberts, Chairman

Michael J. Gade

J.V. Lentell

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and
•	reward achievement of our financial and non-financial goals.

The compensation philosophy is generally to target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile.

Executive Summary

We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s growth goals and culture, and also that it incentivizes short- and long-term profitable growth.

Pay for Performance

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2016 annual cash incentive program, we failed to achieve (i) at least 84% of the EBITDA goal and (ii) at least 96% of the revenue goal, which resulted in no payment of the target bonus amounts attributable to either the EBITDA goal or the revenue target (see the payout schedule below).

We failed to achieve more than 80% of the three-year EBITDA target established in connection with the grant in 2014 of

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COMPENSATION DISCUSSION AND ANALYSIS

performance-based restricted stock units pursuant to our long-term incentive compensation program. Accordingly, none of the performance-based restricted stock units granted as part of the 2014 long-term incentive compensation awards were earned and no shares were issued to our named executive officers pursuant to such awards.

In 2015, our Compensation Committee adopted relative total shareholder return as the performance metric with respect to performance-based restricted stock units granted pursuant to our long-term incentive compensation program, rather than the EBITDA metric historically used. In connection with this change, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative total stockholder return as compared to the S&P 1500 Specialty Retail Index over a two-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the two-year period ending December 31, 2016, ranked below the 25th percentile, which resulted in no shares vesting.

Stockholder Advisory Vote

In June 2016, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with 98.5% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. Compensation decisions and changes implemented in fiscal 2016 were made keeping in mind the support stockholders expressed for our compensation philosophy and pay-for-performance culture. As a result, our Compensation Committee kept most facets of the executive compensation program consistent, with an emphasis on short and long-term incentive compensation that rewards our executives upon value creation for our stockholders.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee retains a compensation consultant to assist it with compensation decisions for the upcoming fiscal year. For the 2016 fiscal year, the Compensation Committee engaged Hay Group, Inc. (“Hay Group”) to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers. In determining whether to engage Hay Group to provide such services, the Compensation Committee considered whether such engagement would create any conflicts of interest and determined that the engagement of Hay Group by the Company to advise it with respect to compensation to be paid to our senior executive management for 2016 did not create any such conflicts. Hay Group was engaged directly by the Compensation Committee and has performed no other services to us or any of our executive officers or directors.

Based on the work performed by Hay Group, the Compensation Committee determined that the following similarly-situated public companies (the “Peer Group”) provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives:

Aaron’s, Inc.	Big Lots Inc.	Brinker International Inc.	Fred’s, Inc.
hhgregg, Inc.	H&R Block, Inc.	Michaels Stores, Inc.	OneMain Holdings
Pier 1 Imports, Inc.	Sally Beauty, Inc.	Sears Hometown & Outlet	Tractor Supply, Inc.
United Rental	Western Union

The following criteria were used to establish this Peer Group:

•

U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•	Companies with revenue similar to us (generally 0.5 to 2.0 times our revenue); and

•	Competitors for executive talent.

Three companies which were previously included in the Peer Group (Cash America International, Pep Boys, and O’Reilly

Automotive were removed and replaced with OneMain Holdings because it more closely matched the criteria set forth above. In the fall of 2015, the Compensation Committee approved the use of this Peer Group for use in connection with compensation decisions to be made for the 2016 fiscal year.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

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COMPENSATION DISCUSSION AND ANALYSIS

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews tally sheets which contains information regarding, among other things:

•	each named executive officer’s compensation and benefits for the previous three years; and

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years, including any amounts which have become vested.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and to provide a perspective on the named executive officers’

wealth accumulation from our compensation programs. Before finalizing the compensation of the named executive officers for any given year, the tally sheets allow the Compensation Committee to fully understand the impact that its decisions will have on each named executive officer’s total existing and potential compensation.

See the sections entitled “– Potential Payments and Benefits Upon Termination Without a Change in Control” and “– Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 40 and 41, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 38 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation, which consists of stock options, restricted stock units, and performance stock units;

•	severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

Base Salary

The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his position with us, including the financial performance within his or her area of responsibility and other factors;

•	recommendations of the chief executive officer as to the proposed base salary (other than his own);

•	our financial performance;

•	market pay practices; and

•	each individual named executive officer’s compliance with our servant leadership values.

At the beginning of each year, the Compensation Committee considers whether adjustments would be made to the annual base salaries for our named executive officers. During the Compensation Committee’s review of the current base salaries, the Compensation Committee primarily considers market data, input provided by our Human Resources department, the input of the chief executive officer (other than with respect to his own base salary), individual performance, our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers.

The Compensation Committee increased the base salary for 2016 for each of our named executive officers other than Mr. Davis at a modest rate consistent with the salary increases for our other senior executive management (an average of 3%). The Compensation Committee determined not to increase Mr. Davis’ base salary for 2016. In making this determination, the Compensation Committee considered Mr. Davis’ base salary for 2015, the base salary increases for 2016 for the other named executive officers, the Company’s operating performance in fiscal 2015, Mr. Davis’ experience as the Company’s Chief Executive Officer, and the base compensation paid to chief executive officers of comparable companies. The Compensation Committee approved the following base salaries of the named executive officers for 2014 and 2016 as set forth in the table below. The base salary adjustments for 2015 and 2016 were effective February 28, 2015, and February 27, 2016, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL BASE SALARIES

Name	2014 Base Salary	2015 Base Salary	2016 Base Salary
Robert D. Davis(1)	$750,000	$772,500	$772,500
Guy J. Constant(2)	$475,000	$491,720	$506,472
Maureen B. Short(3)	$240,000	$249,600	$259,584
Mark E. Denman	$244,479	$295,208	$309,968
Fred E. Herman	$285,000	$293,550	$302,357
Christopher A. Korst	$405,620	$417,789	$438,677
Charles J. White(4)	$330,000	$336,600	$346,698
(1)	Mr. Davis resigned as Chief Executive Officer effective as of January 9, 2017.
(2)	Mr. Constant resigned as Chief Financial Officer effective as of December 2, 2016.
(3)	Ms. Short was named Interim Chief Financial Officer effective as of December 2, 2016, with a base salary of $362,000.
(4)	Mr. White resigned from the Company effective as of July 14, 2016.

Annual Cash Incentive Compensation

The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Our named executive officers participate in our annual cash incentive program. Under our annual cash incentive program, cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocated as well as the potential ultimate payouts pursuant to our annual cash incentive program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee to examine the named executive officer’s performance during the previous year, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance. In 2016, the Compensation Committee concluded, based upon market data compiled by Hay Group and our Human Resources Department, that the eligible bonus percentage for each of Mr. Constant and Mr. Korst should be increased to more fully align theses executive officers’ bonus potential with similarly situated officers of other comparable companies, including the Peer Group. Accordingly, the Compensation Committee increased the bonus potential under the 2016 annual cash incentive program for (i) Mr. Constant to 60% of his base salary, an increase of 5%, and (ii) Mr. Korst to 55% of his base salary, an increase of 5%. No changes to the eligible bonus percentages for our other named executive officers were made for the 2016 annual cash incentive program.

The annual cash incentive program for 2016 included two financial performance metrics: EBITDA and corporate revenue. The Compensation Committee included an EBITDA target in the annual cash incentive program because it believes EBITDA generally represents an accurate indicator of our financial performance over a one-year period of time, while excluding the impact of interest and depreciation which can vary significantly. The inclusion of the corporate revenue target in the annual cash incentive program reflects the Compensation Committee’s determination that although a substantial portion of the cash bonus opportunity should be dependent on our profitability, a portion of such cash bonus opportunity should be based on our revenue growth. Accordingly, the potential annual incentive award for each of our named executive officers other than Mr. Denman for the 2016 annual cash incentive program was divided as follows: 75% EBITDA; and 25% revenue. As the senior executive officer over our Acceptance Now segment, Mr. Denman’s annual cash incentive program includes a divisional revenue target in addition to the corporate revenue and EBITDA metrics. Accordingly, the potential annual incentive award for Mr. Denman for the 2016 annual cash incentive program was divided as follows: 50% EBITDA; 10% corporate revenue; and 40% divisional revenue.

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COMPENSATION DISCUSSION AND ANALYSIS

The financial performance targets for the 2016 annual cash incentive program were established in January 2016 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2016. Based upon that review, the Compensation Committee established a corporate revenue target under the 2016 annual cash incentive program in the amount of $3.183 billion and an EBITDA target under the 2016 annual cash incentive program in the amount of $319.7 million. In setting the EBITDA target under the 2016 annual cash incentive program, the Compensation Committee considered (i) the level of achievement of the EBITDA target for the 2015 annual cash incentive program and (ii) the level of the Company’s anticipated investment in its growth strategies for 2016. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance, as set forth below:

% of Target Achieved	Revenue Range	% of Incentive Awarded	% of Target Achieved	EBITDA Range	% of Incentive Awarded
Less than 95.9900%	< - $3,050.26	0%	Less than 83.9990%	< $266.01	0%
96.0000% - 96.2499%	$3,050.26 - $3,058.54	20%	84.0000% - 84.9990%	$266.01 - $269.37	20%
96.2500% - 96.4999%	$3,058.54 - $3,066.82	25%	85.0000% - 85.9990%	$269.37 - $272.73	23%
96.5000% - 96.7499%	$3,066.82 - $3,075.10	30%	86.0000% - 86.9990%	$272.73 - $276.09	30%
96.7500% - 96.9999%	$3,075.10 - $3,083.38	35%	87.0000% - 87.9990%	$276.09 - $279.44	35%
97.0000% - 97.2499%	$3,083.38 - $3,091.66	40%	88.0000% - 88.9990%	$279.44 - $282.80	40%
97.2500% - 97.4999%	$3,091.66 - $3,099.95	43%	89.0000% - 89.9990%	$282.80 - $286.16	43%
97.5000% - 97.7499%	$3,099.95 - $3,108.23	50%	90.0000% - 90.9990%	$286.16 - $289.52	50%
97.7500% - 97.9999%	$3,108.23 - $3,116.51	55%	91.0000% - 91.9990%	$289.52 - $292.88	55%
98.0000% - 98.2499%	$3,116.51 - $3,124.79	60%	92.0000% - 92.9990%	$292.88 - $296.23	60%
98.2500% - 98.4999%	$3,124.79 - $3,133.07	65%	93.0000% - 93.9990%	$296.23 - $299.59	65%
98.5000% - 98.7499%	$3,133.07 - $3,141.35	70%	94.0000% - 94.9990%	$299.59 - $302.95	70%
98.7500% - 98.9999%	$3,141.35 - $3,149.63	75%	95.0000% - 95.9990%	$302.95 - $306.31	75%
99.0000% - 99.2499%	$3,149.63 - $3,157.91	80%	96.0000% - 96.9990%	$306.31 - $309.67	80%
99.2500% - 99.4999%	$3,157.91 - $3,166.19	85%	97.0000% - 97.9990%	$309.67 - $313.02	85%
99.5000% - 99.7499%	$3,166.19 - $3,174.47	90%	98.0000% - 98.9990%	$313.02 - $316.38	90%
99.7500% - 99.9999%	$3,174.47 - $3,182.75	95%	99.0000% - 99.9990%	$316.38 - $319.74	95%
100.0000% - 100.2856%	$3,182.75 - $3,192.22	100%	100.0000% - 100.9990%	$319.74 - $323.10	100%
100.2856% - 100.5713%	$3,192.22 - $3,201.69	107%	101.0000% - 101.9990%	$323.10 - $326.46	107%
100.5713% - 100.8570%	$3,201.69 - $3,211.15	114%	102.0000% - 102.9990%	$326.46 - $329.81	114%
100.8571% - 101.1428%	$3,211.15 - $3,220.62	121%	103.0000% - 103.9990%	$329.81 - $333.17	121%
101.1428% - 101.4285%	$3,220.62 - $3,230.09	129%	104.0000% - 104.9990%	$333.17 - $336.53	129%
101.4285% - 101.7142%	$3,230.09 - $3,239.55	136%	105.0000% - 105.9990%	$336.53 - $339.89	136%
101.7142% - 101.9999%	$3,239.55 - $3,249.02	143%	106.0000% - 106.9990%	$339.89 - $343.25	143%
101.9999% - 102.2856%	$3,249.02 - $3,258.49	150%	107.0000% - 107.9990%	$343.25 - $346.60	150%
102.2856% - 102.5713%	$3,258.49 - $3,267.96	157%	108.0000% - 108.9990%	$346.60 - $349.96	157%
102.5713% - 102.8570%	$3,267.96 - $3,277.42	164%	109.0000% - 109.9990%	$349.96 - $353.32	164%
102.8571% - 103.1428%	$3,277.42 - $3,286.89	171%	110.0000% - 110.9990%	$353.32 - $356.68	171%
103.1428% - 103.4285%	$3,286.89 - $3,296.36	179%	111.0000% - 111.9990%	$356.68 - $360.04	179%
103.4285% - 103.7142%	$3,296.36 - $3,305.83	186%	112.0000% - 112.9990%	$360.04 - $363.39	186%
103.7142% - 103.9999%	$3,305.83 - $3,315.29	193%	113.0000% - 113.9990%	$363.39 - $366.75	193%
Equal to or > than 104.0000%	$3,315.29 - >	200%	Equal to or > than 114.0000%	$366.75 - >	200%
2016 Revenue Target	$3,182.8		2016 EBITDA	$319.74

In January 2017, the Compensation Committee determined the level of achievement of the revenue and EBITDA targets as previously set by it with respect to the 2016 annual cash incentive program. EBITDA as reported in accordance with GAAP for the year ended December 31, 2016, was $185.5 million. The Compensation Committee did not consider any proposed adjustments to the calculation of the Company’s EBITDA for the fiscal year ended December 31, 2016, and determined that the Company’s EBITDA for purposes of the 2016 annual cash incentive program was equal to $185.5 million. The Compensation Committee further determined that the total revenue earned by the Company for the fiscal year ended

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COMPENSATION DISCUSSION AND ANALYSIS

December 31, 2016, was $2.963 billion, as reported in the Company’s financial statements for the year ended December 31, 2016.

As a result, the Compensation Committee determined that the Company failed to achieve (i) at least 84% of the EBITDA goal and

(ii) at least 96% of the revenue goal, which resulted in no payment of the target bonus amounts attributable to either the EBITDA goal or the revenue target (see the payout schedule above).

Long-Term Incentive Compensation

Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan (the “Equity Plan”). In June 2016, our stockholders approved the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) and future long-term incentive awards will be made pursuant to this plan. Under the terms of each of the 2016 Plan, the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee cliff vest either after a set period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value.

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in January of each year the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheets. Grants may also be made in connection with commencement of employment, promotions, or tenure.

2016 Long-term Incentive Compensation Awards. In 2016, the Compensation Committee concluded, based upon market data compiled by Hay Group and our Human Resources Department, that the aggregate amount of the long-term incentive compensation award as a percentage of base salary for 2016 for Mr. Korst should be increased to more fully align this executive officer’s long-term incentive compensation with similarly situated officers of other comparable companies, including the Peer Group. Accordingly, the Compensation Committee increased the aggregate amount of the long-term incentive compensation award as a percentage of base salary for Mr. Korst from 85% to 90%. No changes to the aggregate amount of the long-term incentive compensation award as a percentage of base salary were made for our other named executive officers.

Consistent with prior years, the long-term incentive compensation awards for 2016 were comprised of three vehicles, with greater emphasis on the portion of the long-term incentive award which is contingent on financial performance. Accordingly the award tranches are weighted as follows: (i) 20% of the value of the award issued in stock options, (ii) 20% of the value of the award issued in time-based restricted stock units and (iii) 60% of the value of the award issued in performance-based restricted stock units.

Adoption of Relative Total Shareholder Return as Performance Measure. In prior years, long-term incentive awards of restricted stock with performance-based vesting were contingent upon our achievement of a three-year EBITDA target. Beginning in 2015, the Compensation Committee adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units under our long-term incentive compensation program. The Compensation Committee made this decision in order to tie the external performance of our common stock to executive compensation and because the Compensation Committee

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COMPENSATION DISCUSSION AND ANALYSIS

believes that a relative measure is a more appropriate basis for measuring long-term performance than an absolute measure. The Compensation Committee also took into consideration the fact that our annual cash incentive program includes an EBITDA metric. The Compensation Committee selected a three-year period over which to measure relative total shareholder return based upon the time-period utilized with respect to awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our relative total shareholder return over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program.

The Compensation Committee selected the S&P 1500 Specialty Retail Index as the comparator group for measuring our relative shareholder return over the applicable measurement period. In making this selection, the Compensation Committee considered the median annual revenue of the companies in the index in the amount of $3.8 billion, the inclusion in the index of four companies included in our Peer Group, and the representation of the overall retail environment by the index to determine that this index is comprised of the companies most similar to the Company and is an appropriate comparator group. The Compensation Committee adopted the following payout ranges applicable to the awards of performance-based restricted stock units:

Payout Chart				Payout%
RCII’s TSR Percentile Rank in the S&P Specialty Retail Index		RCII’s TSR Actual Rank in the S&P 1500 Specialty Retail Index[1]
>	<=	Low	High
90%	100%	1	7	200%
80%	89%	8	13	175%
70%	79%	14	19	150%
60%	69%	20	25	125%
50%	59%	26	31	100%
40%	49%	32	38	75%
30%	39%	39	44	50%
25%	29%	45	47	25%
0%	24%	48	63	0%

See the Grants of Plan-Based Awards table under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 34 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2016 long-term incentive performance-based awards.

Determination of Long-term Incentive Compensation Awards. In January 2017, the Compensation Committee determined the level of achievement of the three-year EBITDA target previously set by the Compensation Committee with respect to the long-term incentive performance-based awards made in January 2014. The Compensation Committee reviewed the Company’s EBITDA for each of the three years in the period January 1, 2014 through December 31, 2016, and determined that the Company’s aggregate EBITDA for such three-year period for purposes of the 2014 long-term incentive performance-based awards was less than 80% of the EBITDA target previously set by the Compensation Committee in the amount of $1.203 billion. Accordingly, the Compensation Committee determined, in accordance with the terms of the 2014 long-term incentive performance-based awards that none of the performance-based restricted stock units granted as part of the 2014 long-term incentive compensation awards was earned and no shares were issued to our name executive officers pursuant to such awards.

In January 2017, the Compensation Committee determined the level of achievement of the minimum TSR condition with respect to the long-term incentive performance-based awards made in January 2015, with a two-year measurement period. The Compensation Committee reviewed the Company’s relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the period January 1, 2015 through December 31, 2016, and determined that the Company’s relative TSR ranking was below the 25th percentile for such two-year measurement period. Accordingly, the Compensation Committee determined, in accordance with the terms of such awards, that none of the performance-based restricted stock units granted as part of the two-year long-term incentive compensation awards was earned and no shares were issued to our name executive officers pursuant to such awards.

Severance Arrangements

We have executive transition agreements with our named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation

Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by

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COMPENSATION DISCUSSION AND ANALYSIS

virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 38 of this proxy statement.

Fringe Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year. Our named executive officers were eligible in 2016 to participate in our 401(k) Retirement Savings Plan and in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation.

In addition, we own and operate a corporate jet for use by management for business purposes which is available to our named executive officers for limited non-business use. Use of the corporate aircraft by these executives for non-business use is subject to availability. The executive must pay us all direct operating costs and any additional charges incurred by the executive for any non-business use of the corporate aircraft (no later than at the completion of such non-business use). If the actual cost for the non-business use of the corporate aircraft is not paid in full at the completion of the non-business use, such amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the fringe benefits and perquisites received by our named executive officers in 2016, please see “– All Other Compensation” on page 33 of this proxy statement.

Clawback Policy

Our Board has adopted a compensation recovery (“clawback”) policy which provides that, in the event of a restatement of our financial results due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we may seek reimbursement of any portion of incentive compensation paid, vested, or awarded during the three-year period preceding the date on which we are required to prepare such a re-statement, which is in excess of the amount that would have been paid or awarded if calculated based on the restated financial results. Restatements of financial results that are the direct result of changes in accounting standards will not result in recovery of performance-based or incentive compensation under this policy. This policy is intended to be administered in a manner consistent with any applicable rules, regulations or listing standards adopted by the SEC or The Nasdaq Global Select Market, Inc., as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. We intend to revise our clawback policy to the extent we deem necessary to comply with such rules, regulations or listing standards.

Executive Stock Ownership Guidelines

We believe that our Chief Executive Officer should have a meaningful financial stake in the Company to ensure that his interests are aligned with those of our stockholders. To that end, our Board adopted equity ownership guidelines to define our expectations for our Chief Executive Officer. Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock equal in value to 5 times his annual base salary within five years of the date on which he became Chief Executive Officer. Mr. Davis exceeded the equity ownership guideline in 2016 while serving as Chief Executive Officer. Mr. Speese, our Chief Executive Officer, beneficially owns approximately 2.5% of our outstanding common stock, or more than 10 times his current annual salary.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2016 will not be materially affected by the Section 162(m) limitations.

Summary of Compensation

The following table summarizes the compensation earned by our “named executive officers” in 2016, as well as the compensation earned by such individuals in each of 2015 and 2014, if serving as an executive officer during that time. For 2016, our “named executive officers” consisted of our Chief Executive Officer, our Chief Financial Officer, our Interim Chief Financial Officer, our three other most highly compensated executive officers, and one additional individual for whom disclosure would have been required but for the fact that such individual was not serving as an executive officer at December 31, 2016. The table specifically identifies the dollar value of compensation related to 2016, 2015 and 2014 paid to such named executive officers in the form of:

•	base salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2016, 2015 and 2014 fiscal years;
•	option awards, comprised of awards of options during the 2016, 2015 and 2014 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our Deferred Compensation Plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2016, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Robert D. Davis Chief Executive Officer	2016	$772,500	$2,337,833	$386,250	$0	$39,052	$3,535,635
	2015	$772,500	$2,640,816	$386,253	$289,688	$36,790	$4,126,047
	2014	$750,000	$1,232,214	$543,156	$262,038	$27,643	$2,815,051
Guy J. Constant Executive Vice President – Chief Financial Officer	2016	$506,472	$797,027	$131,682	$0	$19,169	$1,454,350
	2015	$491,720	$872,881	$129,683	$101,417	$14,483	$1,610,184
	2014	$475,000	$395,669	$63,300	$52,701	$9,877	$996,547
Maureen B. Short Interim Chief Financial Officer	2016	$259,584	$235,675	$38,938	$0	$20,857	$555,054

Mark E. Denman Executive Vice President – Acceptance Now	2016	$309.968	$318,939	$52,695	$0	$23,336	$704,938

Fred E. Herman Executive Vice President – Domestic RTO	2016	$302,357	$311,115	$51,400	$0	$23,091	$687,963

Christopher A. Korst Executive Vice President – CAO & General Counsel	2016	$438,677	$477,933	$78,963	$0	$31,980	$1,027,553
	2015	$417,789	$485,665	$71,033	$78,336	$28,290	$1,081,113
	2014	$405,620	$249,915	$76,630	$75,040	$24,813	$832,018
Charles J. White Executive Vice President – Domestic RTO	2016	$346,698	$356,728	$58,938	$0	$16,591	$778,955
	2015	$336,600	$390,885	$57,785	$90,882	$14,900	$891,052

(1)

The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2016, 2015 and 2014 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note N to our audited financial statements for our fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017, and our Annual Reports on Form 10-K for prior years.

(2)	Represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated.
(3)	For 2016, represents the compensation as described in the “All Other Compensation” table below.

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All Other Compensation

The following table provides information regarding each component of compensation for 2016 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Other(3)	Total
Robert D. Davis	$21,443	$11,674	$5,935	$39,052
Guy J. Constant	$4,395	$12,011	$2,763	$19,169
Maureen B. Short	$8,719	$6,743	$5,395	$20,857
Mark E. Denman	$10,180	$8,436	$4,720	$23,336
Fred E. Herman	$3,794	$12,585	$6,712	$23,091
Christopher A. Korst	$11,703	$12,985	$7,292	$31,980
Charles J. White	$8,359	$1,892	$6,340	$16,591
(1)	Represents contributions or other allocations made by us to our 401(k) Retirement Savings Plan and/or Deferred Compensation Plan.
(2)	Represents premiums paid by the company for medical, dental, vision, dental, long-term disability and life insurance.
(3)	Represents deemed compensation related to incentive travel award, fees paid by us for an annual executive physical examination, and premiums paid by RAC for group term life.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2016 under the 2016 annual cash incentive program and the 2006 Plan or the Equity Plan, as applicable.

	Grant Date	Date of Compen- sation Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(5)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Award
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Robert D. Davis
Short-Term Incentive	N/A	1/29/16	$154,500	$772,500	$1,545,000	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	37,355	–	–	$11.04	$386,251
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	145,207	290,414	–	–	–	$11.04	$1,951,582
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	144,663	$10.34	$11.04	$386,250
Guy J. Constant
Short-Term Incentive	N/A	1/29/16	$60,777	$303,883	$607,766	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	12,735	–	–	$11.04	$131,680
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	49,505	99,010	–	–	–	$11.04	$665,347
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	49,319	$10.34	$11.04	$131,682
Maureen B. Short
Short-Term Incentive	N/A	1/29/16	$20,767	$103,834	$207,668	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	3,766	–	–	$11.04	$38,938
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	14,638	29,276	–	–	–	$11.04	$196,737
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	14,583	$10.34	$11.04	$38,938
Mark E. Denman
Short-Term Incentive	N/A	1/29/16	$30,997	$154,984	$309,968	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	5,096	–	–	$11.04	$52,693
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	19,810	39,620	–	–	–	$11.04	$266,246
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	19,736	$10.34	$11.04	$52,695
Fred E. Herman
Short-Term Incentive	N/A	1/29/16	$30,236	$151,178	$302,356	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	4,971	–	–	$11.04	$51,400
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	19,324	38,648	–	–	–	$11.04	$259,715
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	19,251	$10.34	$11.04	$51,400
Christopher A. Korst
Short-Term Incentive	N/A	1/29/16	$48,255	$241,273	$482,546	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	7,637	–	–	$11.04	$78,967
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	29,685	59,370	–	–	–	$11.04	$398,966
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	29,574	$10.34	$11.04	$78,963
Charles J. White
Short-Term Incentive	N/A	1/29/16	$34,670	$173,349	$346,698	–	–	–	–	–	–	–	–
Restricted Stock Units	2/05/16	1/29/16	–	–	–	–	–	–	5,700	–	–	$11.04	$58,938
Performance Stock Units	2/05/16	1/29/16	–	–	–	0	22,157	44,314	–	–	–	$11.04	$297,790
Stock Options	2/05/16	1/29/16	–	–	–	–	–	–	–	22,074	$10.34	$11.04	$58,938
(1)

These columns show the potential value of the payout of the annual cash incentive bonuses for 2016 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. No amounts were paid for 2016 performance under the 2016 annual cash incentive plan.

(2)

Represents restricted stock units which vest depending on our relative TSR performance over a three-year measurement period as compared to the S&P 1500 Specialty Retail Index and the named executive officer remains an employee through the end of such measurement period. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if our relative TSR performance is below the 25th percentile, to the maximum number of shares if our relative TSR performance ranks at least the 90th percentile.

(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from February 5, 2016.
(4)	Represents options to purchase shares of our common stock which vest ratably over a four-year period.
(5)

Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with the applicable plan.

34	RENT-A-CENTER - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2016.

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Robert D. Davis	3,465			$28.81	1/31/2017	14,983	(8)	$168,559
	10,440			$15.26	1/30/2018	13,179	(9)	$148,264
	10,949			$15.37	1/30/2019	37,355	(10)	$420,244
	7,555			$19.70	1/29/2020	39,953	(11)	$449,471
	8,311			$29.91	1/31/2021	43,904	(12)	$493,920
	11,521			$37.19	1/31/2022	26,357	(13)	$296,516
	11,082	3,694	(2)	$34.77	1/31/2023	145,207	(14)	$1,633,579
	35,179	35,178	(3)	$25.03	1/31/2024
	10,496	31,488	(4)	$29.31	2/6/2025
		144,663	(5)	$10.34	2/5/2026
Guy J. Constant	5,000	5,000	(6)	$28.68	7/1/2024	4,425	(9)
	3,524	10,572	(4)	$29.31	2/6/2025	12,735	(10)	$143,269
		49,319	(5)	$10.34	2/5/2026	11,042	(11)	$124,223
						14,427	(12)	$162,304
						8,724	(13)	$98,145
						14,427	(14)	$162,304
Maureen B. Short	1,875			$22.38	10/1/2020	1,079	(8)	$12,139
	594			$29.91	1/31/2021	1,278	(9)	$14,378
	1,642			$37.19	1/31/2022	3,766	(10)	$42,368
	1,595	531	(2)	$34.77	1/31/2023	2,877	(11)	$32,366
	2,533	2,533	(3)	$25.03	1/31/2024	3,833	(12)	$43,121
	1,522	4,566	(4)	$29.31	2/6/2025	2,555	(13)	$28,744
		14,583	(5)	$10.34	2/5/2026	14,638	(14)	$164,678
Mark E. Denman	2,500			$32.28	1/3/2021	1,099	(8)	$12,364
	3,570			$27.45	10/3/2021	1,511	(9)	$16,999
	1,860			$37.19	1/31/2022	5,096	(10)	$57,330
	2,363	788	(2)	$34.77	1/31/2023	2,931	(11)	$32,974
	2,581	2,580	(3)	$25.03	1/31/2024	4,533	(12)	$50,996
	1,800	5,401	(4)	$29.31	2/6/2025	3,022	(13)	$33,998
		19,736	(5)	$10.34	2/5/2026	19,810	(14)	$222,863
Fred E. Herman	520			$28.81	1/31/2017	2,135	(8)	$24,019
	2,565			$15.26	1/30/2018	1,703	(9)	$19,159
	2,227			$15.37	1/30/2019	4,971	(10)	$55,924
	1,529			$19.70	1/29/2020	5,694	(11)	$64,058
	1,244			$29.91	1/31/2021	5,673	(12)	$63,821
	1,912			$37.19	1/31/2022	3,406	(13)	$38,318
	2,615	871	(2)	$34.77	1/31/2023	19,324	(14)	$217,395
	5,000	5,000	(7)	$33.34	1/2/2024
	5,013	5,013	(3)	$25.03	1/31/2024
	1,356	4,069	(4)	$29.31	2/6/2025
		19,251	(5)	$10.34	2/5/2026

RENT-A-CENTER - 2017 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Christopher A. Korst	2,425			$28.81	1/31/2017	3,039	(8)	$34,189
	2,500			$14.52	1/2/2018	2,424	(9)	$27,270
	2,267			$15.26	1/30/2018	7,637	(10)	$85,916
	9,600			$15.37	1/30/2019	8,103	(11)	$91,159
	6,656			$19.70	1/29/2020	8,074	(12)	$91,159
	6,734			$29.91	1/31/2021	4,847	(13)	$54,529
	7,411			$37.19	1/31/2022	29,685	(14)	$333,956
	6,979	2,326	(2)	$34.77	1/31/2023
	7,135	7,135	(3)	$25.03	1/31/2024
	1,930	5,791	(4)	$29.31	2/6/2025
		29,574	(5)	$10.34	2/5/2026
Charles J. White	389			$15.26	1/30/2018	2,473	(8)	$27,821
	1,395			$15.37	1/30/2019	1,972	(9)	$22,185
	1,915			$19.70	1/29/2020	5,700	(10)	$64,125
	2,492			$29.91	1/31/2021	6,593	(11)	$74,171
	4,429			$37.19	1/31/2022	6,472	(12)	$72,810
	4,220	1,406	(2)	$34.77	1/31/2023	3,905	(13)	$43,931
	5,000	5,000	(7)	$33.34	1/2/2024	22,157	(14)	$249,266
	5,805	5,804	(3)	$25.03	1/31/2024
	1,570	4,711	(4)	$29.31	2/6/2025
		22,074	(5)	$10.34	2/5/2026
(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016, which was $11.25.
(2)	These options to purchase shares of our common stock vested on January 31, 2017.
(3)	These options to purchase shares of our common stock vest in equal parts on each of January 31, 2017 and January 31, 2018.
(4)	These options to purchase shares of our common stock vest in equal parts on each of February 5, 2017, February 5, 2018 and February 5, 2019.
(5)	These options to purchase shares of our common stock vest in equal parts on each of February 6, 2017, February 6, 2018, February 6, 2019 and February 6, 2020.
(6)	These options to purchase shares of our common stock vest in equal parts on each of July 1, 2017, and July 1, 2018.
(7)	These options to purchase shares of our common stock vest in equal parts on each of January 2, 2017, and January 2, 2018.
(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2014. These shares vested on January 31, 2017.

(9)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 6, 2015.

(10)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 5, 2016.

(11)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.203 billion for the three-year period ending December 31, 2016 and the named executive officer remains an employee through December 31, 2016. Aggregate EBITDA for the fiscal years ended December 31, 2014, 2015, and 2016 was less than 80% of the EBITDA target previously set by the Compensation Committee in the amount of $1.203 billion, determined in accordance with the terms of the performance-based award, which resulted in no shares vesting.

(12)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, and the named executive officer remains an employee through December 31, 2017.

(13)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the two-year period ending December 31, 2016, and the named executive officer remains an employee through December 31, 2016. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the two-year period ending December 31, 2016, ranked below the 25th percentile, which resulted in no shares vesting.

(14)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2018, and the named executive officer remains an employee through December 31, 2018.

36	RENT-A-CENTER - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2016 fiscal year, as well as applicable stock awards that vested, during the 2016 fiscal year:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert D. Davis	–	–	3,372	$45,927
Guy J. Constant	–	–	–	–
Maureen B. Short	–	–	485	$6,606
Mark E. Denman	–	–	719	$9,793
Fred E. Herman	–	–	796	$10,842
Christopher A. Korst	–	–	2,124	$28,929
Charles J. White	–	–	1,284	$17,488

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a three-year graded vesting schedule based on the participant’s years of service with us. For 2016, we made matching contributions in the Deferred Compensation Plan of 50% of the employee’s contribution to the plan up to an amount not to exceed 6% of such employee’s compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Robert D. Davis	$106,219	$17,530	$92,768	$0	$1,046,025
Guy J. Constant(1)	–	–	–	–	–
Maureen B. Short	$12,125	$4,487	$9,458	$0	$120,855
Mark E. Denman	$32,490	$6.354	$20,160	$0	$173,700
Fred E. Herman	$30,083	$6,017	$13,314	$0	$144,329
Christopher A. Korst	$42,639	$8,173	$39,830	$0	$422,476
Charles J. White	$14,636	$4,656	$15,008	$0	$349,983
(1)	At his election, does not participate in our Deferred Compensation Plan.
(2)

Represents matching contributions or other allocations made by us under our 401(k) Retirement Plan and/or Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 32 of this proxy.

(3)

Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (as fiscal 2014, 2015 or 2016 compensation, as applicable) for each Named Executive Officer: Mr. Davis – $355,351; Ms. Short – $12,125; Mr. Denman – $32,490; Mr. Herman – $30,083; Mr. Korst – $132,833; and Mr. White – $65,341.

RENT-A-CENTER - 2017 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements

We have entered into executive transition agreements with each of our named executive officers. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction with a Change in Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•

one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without

“cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

•	any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•

a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•

individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board; or

•	a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

38	RENT-A-CENTER - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Plans

Awards Pursuant to the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” regardless of whether currently vested, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Pursuant to stock compensation agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

RENT-A-CENTER - 2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination

Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 30, 2016, the last business day of our fiscal 2016, assuming that:

•

each named executive officer’s employment with us was terminated on December 30, 2016, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 30, 2016 has been fully paid to such named executive officer;
•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016, which was $11.25; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Robert D. Davis
Termination by Us without “Cause”	$1,376,016	$20,330	$0	$1,396,346
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Davis’s Disability or death	$0	$13,553	$3,610,553	$3,624,106
Termination by Mr. Davis for Reason other than death or disability	$0	$0	$0	$0
Guy J. Constant
Termination by Us without “Cause”	$835,771	$20,330	$0	$856,101
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Constant’s Disability or death	$0	$13,553	$690,244	$703,797
Termination by Mr. Constant for Reason other than death or disability	$0	$0	$0	$0
Maureen B. Short
Termination by Us without “Cause”	$420,966	$12,515	$0	$433,481
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Ms. Short’s Disability or death	$0	$8,343	$337,793	$346,136
Termination by Ms. Short for Reason other than death or disability	$0	$0	$0	$0
Mark E. Denman
Termination by Us without “Cause”	$520,188	$20,330	$0	$540,518
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Denman’s Disability or death	$0	$13,553	$427,523	$441,076
Termination by Mr. Denman for Reason other than death or disability	$0	$0	$0	$1,125
Fred E. Herman
Termination by Us without “Cause”	$494,816	$20,330	$0	$515,146
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Herman’s Disability or death	$0	$13,553	$482,693	$496,246
Termination by Mr. Herman for Reason other than death or disability	$0	$0	$0	$0
Christopher A. Korst
Termination by Us without “Cause”	$716,768	$20,330	$0	$737,098
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Korst’s Disability or death	$0	$13,553	$718,178	$731,731
Termination by Mr. Korst for Reason other than death or disability	$0	$0	$0	$0
Charles J. White
Termination by Us without “Cause”	$588,209	$0	$0	$588,209
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. White’s Disability or death	$0	$0	$554,310	$554,310
Termination by Mr. White for Reason other than death or disability	$0	$0	$0	$0

40	RENT-A-CENTER - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination

With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 30, 2016, the last business day of our fiscal 2016, assuming that:

•

each named executive officer’s employment with us was terminated on December 30, 2016, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 30, 2016 has been fully paid to such named executive officer;

•	with respect to options awarded pursuant to the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;
•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Robert D. Davis
Termination by Us without “Cause” or by Mr. Davis for “Good Reason”	$1,834,688	$27,107	$3,742,196	$5,603,991
Termination by Us due to Mr. Davis’s Disability or death	$0	$13,553	$3,742,196	$3,755,749
Termination by Us for “Cause” or by Mr. Davis without “Good Reason”	$0	$0	$3,742,196	$3,742,196
Guy J. Constant
Termination by Us without “Cause” or by Mr. Constant for “Good Reason”	$1,114,361	$27,107	$735,124	$1,876,592
Termination by Us due to Mr. Constant’s Disability or death	$0	$13,553	$735,124	$748,677
Termination by Us for “Cause” or by Mr. Constant without “Good Reason”	$0	$0	$735,124	$735,124
Maureen B. Short
Termination by Us without “Cause” or by Ms. Short for “Good Reason”	$561,288	$16,687	$351,063	$929,038
Termination by Us due to Ms. Short’s Disability or death	$0	$8,343	$351,063	$359,406
Termination by Us for “Cause” or by Ms. Short without “Good Reason”	$0	$0	$351,063	$351,063
Mark E. Denman
Termination by Us without “Cause” or by Mr. Denman for “Good Reason”	$693,584	$27,107	$445,482	$1,166,173
Termination by Us due to Mr. Denman’s Disability or death	$0	$13,553	$445,482	$459,035
Termination by Us for “Cause” or by Mr. Denman without “Good Reason”	$0	$0	$445,482	$445,482
Fred E. Herman
Termination by Us without “Cause” or by Mr. Herman for “Good Reason”	$513,764	$27,107	$500,211	$1,187,073
Termination by Us due to Mr. Herman’s Disability or death	$0	$13,553	$500,211	$513,764
Termination by Us for “Cause” or by Mr. Herman without “Good Reason”	$0	$0	$500,211	$500,211
Christopher A. Korst
Termination by Us without “Cause” or by Mr. Korst for “Good Reason”	$955,690	$27,107	$745,090	$1,727,887
Termination by Us due to Mr. Korst’s Disability or death	$0	$13,553	$745,090	$758,643
Termination by Us for “Cause” or by Mr. Korst without “Good Reason”	$0	$0	$745,090	$745,090
Charles J. White
Termination by Us without “Cause” or by Mr. White for “Good Reason”	$784,278	$0	$574,397	$1,358,675
Termination by Us due to Mr. White’s Disability or death	$0	$0	$574,397	$574,397
Termination by Us for “Cause” or by Mr. White without “Good Reason”	$0	$0	$574,397	$574,397

RENT-A-CENTER - 2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination

Under our long-term incentive plans, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to our long-term incentive plans assuming that:

•	an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 30, 2016;

•	with respect to options awarded pursuant to the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;
•

each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016; and

•

each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 30, 2016.

Name	Potential Realizable Value(1)
Robert D. Davis	$3,742,196
Guy J. Constant	$735,124
Maureen B. Short	$351,063
Mark E. Denman	$445,482
Fred E. Herman	$500,211
Christopher A. Korst	$745,090
Charles J. White	$574,397
(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 30, 2016, the last business day of fiscal 2016, which was $11.25.

Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•	The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.
•

Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•

Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•	We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

42	RENT-A-CENTER - 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2016.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(2)
Equity compensation plans approved by security holders	4,434,312	$25.07	6,177,521
Equity compensation plans not approved by security holders	–0–	–0–	–0–
Total	4,434,312	$25.07	6,177,521
(1)

Includes (a) 3,072,181 shares to be issued upon exercise of outstanding stock options with a weighted-average exercise price per share of $25.07, and a weighted-average remaining term of 6.81 years, and (b) 1,362,131 shares to be issued upon vesting of outstanding restricted stock units with a weighted-average grant date fair value of $15.31.

(2)

Pursuant to the terms of the Plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

RENT-A-CENTER - 2017 Proxy Statement	43

PROPOSAL THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 24 through 42, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2016, as disclosed in the 2017 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. We intend to conduct future advisory votes on executive compensation at each subsequent annual meeting.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

Our Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL FOUR:	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number Three above should occur every year, every two years or every three years.

Since 2011, the Company has held an advisory vote on executive compensation annually. The Board has determined that holding an advisory vote on executive compensation every year continues to be the most appropriate alternative for the Company, and therefore the Board recommends that stockholders again vote for a 1-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that a 1-year advisory vote on executive compensation will allow the Company’s stockholders to provide the Company with input on the Company’s compensation programs as disclosed in the Proxy Statement each year.

Additionally, a 1-year advisory vote on executive compensation is consistent with the Company’s policy of being open to, and engaging in discussions with, its stockholders on corporate governance matters and its executive compensation philosophy, policies and practices. The Company understands that its stockholders may have different views as to what are the best approaches to the frequency of Say-on-Pay advisory votes, and the Company looks forward to hearing from its stockholders on this Proposal.

44	RENT-A-CENTER - 2017 Proxy Statement

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs.

Our Board of Directors recommends that you select the option of “1 YEAR” for future advisory votes on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Roberts, Mr. Gade, and Mr. Lentell each served as members of the Compensation Committee for all or a portion of 2016. Each member is independent and no member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” below, has or had any relationship with us in 2016 requiring disclosure pursuant to SEC rules. In addition, during 2016, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Directors of Rent-A-Center.

RENT-A-CENTER - 2017 Proxy Statement	45

RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions

with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $15 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20 million revolving line of credit, with Intrust Bank, N.A. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) and deferred compensation plans. During

2016, we paid Intrust a total of $0.9 million in fees in connection with banking services provided by them, of which $0.7 million was for administration fees and trustee fees for our 401(k) and deferred compensation plans. The total fees paid to Intrust during 2016 constituted less than 1/2% of Intrust’s annual revenue for the year ended December 31, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial owners of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2016 were timely made.

46	RENT-A-CENTER - 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of the named executive officers who are currently employed by us, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of February 21, 2017, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Mark E. Speese	1,318,382	(1)	2.4
Michael J. Gade	40,700	(2)	*
Rishi Garg	16,122	(3)
Jeffery M. Jackson	48,355	(4)	*
J.V. Lentell	53,300	(5)	*
Steven L. Pepper	22,974	(6)	*
Leonard H. Roberts	39,800	(7)	*
Mark E. Denman	32,156	(8)	*
Fred E. Herman	42,150	(9)	*
Christopher A. Korst	85,751	(10)	*
Maureen B. Short
BlackRock, Inc.	6,175,878	(11)	11.6
Classic Fund Management Aktiengeseschaft	3,174,813	(12)	5.97
Engaged Capital, LLC	8,983,609	(13)	16.9
Frontier Capital Management Co., LLC	2,956,302	(14)	5.56
The Vanguard Group	6,892,502	(15)	12.96
All named executive officers and directors as a group (11 total)	1,813,695		3.4
*	Less than 1%.
(1)

Represents (a) 744,627 shares held directly, (b)150,618 shares issuable pursuant to currently exercisable options, (c) 101,137 shares held directly by Mr. Speese’s spouse, (d) 300,000 shares held directly by the Mark E. Speese 2016 Grantor Retained Annuity Trust, and (e) 22,000 deferred stock units.

(2)	Represents (a) 2,400 shares held directly, (b) 5,000 shares issuable pursuant to currently exercisable options, and (c) 33,300 deferred stock units.
(3)	Represents 16,122 deferred stock units.
(4)	Represents (a) 6,055 shares held directly, (b) 9,000 shares issuable pursuant to currently exercisable options and (c) 33,300 deferred stock units.
(5)	Represents (a) 15,000 shared held directly; (b) 5,000 shares issuable pursuant to currently exercisable options, and (b) 33,300 deferred stock units.
(6)	Represents 22,974 deferred stock units.
(7)	Represents (a) 1,500 shares held directly, (b) 5,000 shares issuable pursuant to currently exercisable options, and (c) 33,300 deferred stock units.
(8)

Represents (a) 7,914 shares held directly, (b) 23,487 shares issuable pursuant to currently exercisable options, (c) 745 shares held pursuant to our 401(k) Plan (as of December 31, 2016), and (d) 10 shares held in our non-qualified deferred compensation plan (as of December 31, 2016).

(9)	Represents (a) 6,641 shares held directly and (b) 35,509 shares issuable pursuant to currently exercisable options.
(10)	Represents (a) 17,997 shares held directly, (b) 66,430 shares issuable pursuant to currently exercisable options, and (c) 1,324 shares held pursuant to our 401(k) Plan (as of December 31, 2016).
(11)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole voting control over 6,030,804 of these shares and sole investment control over all 6,175,878 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 17, 2017.

(12)

The address of Classic Fund Management Aktiengesellschaft is Raetikonstrasse 33, FL-9490 Vaduz, Principality of Liechtenstein. Classic Fund Management exercises sole voting and investment control over all 3,174,813 shares. This information is based on a Schedule 13G filed by Classic Fund Management with the Securities and Exchange Commission on January 23, 2017.

(13)

The address of Engaged Capital, LLC is 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Engaged Capital, LLC exercises sole voting and investment control over all 7,288,376 shares. This information is based on a Schedule 13D/A filed by Engaged Capital, LLC with the Securities and Exchange Commission on March 23, 2017.

(14)

The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. Frontier Capital Management Co., LLC exercises sole voting control over 1,041,021 of these shares and sole investment control over all 2,956,302 shares. This information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2016.

(15)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 62,576 of these shares, shared voting control over 6,808 of these shares, sole investment control over 6,825,810 of these shares, and shared investment control over 66,692 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2017.

RENT-A-CENTER - 2017 Proxy Statement	47

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2018 annual stockholders meeting no later than December 25, 2017. Proposals for possible consideration at the 2018 annual stockholders meeting must be received by us no earlier than February 8, 2018, and no later than March 10, 2018. The 2018 annual stockholders meeting is expected to take place on June 7, 2018. Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

48	RENT-A-CENTER - 2017 Proxy Statement

WHITE PROXY

RENT-A-CENTER, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned, hereby revoking all prior proxies, appoints Mark E. Speese and Dawn M. Wolverton jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, lnc. to be held on June 8, 2017, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED ‘‘FOR’’ EACH OF THE NOMINEES LISTED IN PROPOSAL 1, ‘‘FOR’’ PROPOSALS 2 AND 3, FOR “1 YEAR” IN PROPOSAL 4, AND IN THE DISCRETION OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 8, 2017.

The Proxy Statement and our Annual Report to Stockholders are available at:

www.okapivote.com/rentacenter

1. To elect the three Class II directors nominated by the Board of Directors;

☐	FOR ALL NOMINEES LISTED	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED

(1) Mark E. Speese    (2) Jeffery M. Jackson    (3) Leonard H. Roberts

(Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name.)

Please mark vote as in this example ☒

2.	To ratify the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3.	To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2016, as set forth in the proxy statement;

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

☐ 1 YEAR    ☐ 2 YEARS     ☐ 3 YEARS    ☐ ABSTAIN

5.	To transact other business that properly comes before the meeting

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2, 3, and

4 above. If this card contains no specific voting instructions, the shares will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR Proposal 3, and for 1 YEAR in Proposal 4.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT THE SAID PROXIES MAY DO BY VIRTUE HEREOF.

Date:	, 2017

Signature

Signature, if held jointly, or office or title held

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

INTERNET

Vote Your Proxy on the Internet:

Go to okapivote.com/rcii

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 959-0418

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

MAIL

Vote Your Proxy by Mail:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Okapi Partners c/o Teresa Huang, 1212 Avenue of the Americas, 24th floor, New York, NY 10036.